As filed with the Securities and Exchange Commission on October 26, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Air Water Ventures Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Air Water Ventures Ltd

Unit 3, Kizad KLP FZ, Kizad

Abu Dhabi, UAE

PO Box 109214

Telephone: +1 (305) 939-4922

(Address of Principal Executive Offices, including zip code)

2025 Equity Incentive Plan

2025 Employee Stock Purchase Plan

(Full title of the plan)

Corporation Service Company

1201 Hays Street

Tallahassee, FL 32301

Telephone: (302) 636-5400

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Constantine Karides, Esq. Lynwood E. Reinhardt, Esq. Katherine E. Geddes, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 (212) 521-5400	Jeffrey G. Aromatorio, Esq. Reed Smith LLP 225 Fifth Avenue Pittsburgh, Pennsylvania 15222 (412) 288-3364

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On August 14, 2026, Air Water Ventures Limited, a Cayman Islands exempted company (the “Registrant”), consummated the previously announced business combination pursuant to the Business Combination Agreement, dated as of August 25, 2025 (as amended by that certain Amendment to Business Combination Agreement, dated as of December 31, 2025 and that Second Amendment to Business Combination Agreement, dated as of June 5, 2026, the “Business Combination Agreement”), by and among the Registrant, Inflection Point Acquisition Corp. III, a Cayman Islands exempted company, Air Water Ventures Holdings Limited, a Cayman Islands exempted company, and IPCX Merger Sub Limited, a Cayman Islands exempted company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended(the “Securities Act”), and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants in the equity compensation plans covered by this Registration Statement, as specified by Rule 428(b)(1) under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with or furnished to the Securities and Exchange Commission (the “SEC”) by the Registrant are incorporated herein by reference.

(1)	The Registrant’s Shell Company Report on Form 20-F, filed with the SEC on August 20, 2026 (File No. 001-43448);

(2)	The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b)(3) under the Securities Act on July 8, 2026, relating to the Registration Statement on Form F-4 (File No. 333-294998), as amended, originally filed with the SEC on April 10, 2026, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(3)	The Registrant’s Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on August 25, 2026 and October 8, 2026; and

(4)	The description of the Registrant’s ordinary shares of a par value of $0.0001 per share, contained in the Registrant’s registration statement on Form 8-A filed with the SEC on August 14, 2026 (File No. 001-43448) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description under the caption “Description of PubCo Securities” in the prospectus forming part of the Registration Statement on Form F-4 (File No. 333-294998), including any amendment or report filed for the purpose of updating such description.

All reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and reports on Form 6-K furnished by the Registrant to the SEC which indicate that they are incorporated herein by reference on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing or furnishing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of each of our existing and former officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have or will maintain insurance on behalf of our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The following exhibits are hereby filed as part of this Registration Statement:

Exhibit Number	Exhibit Description
4.1	Amended and Restated Memorandum and Articles of Association of Air Water Ventures Limited, as currently in effect (incorporated herein by reference to Exhibit 1.1 to the Registrant’s Form 20-F, filed with the SEC on August 20, 2026).

5.1	Opinion of Conyers Dill & Pearman (filed herewith).

23.1	Consent of Grant Thornton, independent registered public accounting firm of Air Water Ventures Limited (filed herewith).

23.2	Consent of Grant Thornton, independent registered public accounting firm of Air Water Ventures Holdings Limited (filed herewith).

23.3	Consent of UHY LLP, independent registered public accounting firm of Inflection Point Acquisition Corp. III (filed herewith).

23.4	Consent of Conyers Dill & Pearman (reference is made to Exhibit 5.1).

24.1	Power of Attorney (reference is made to the signature page hereto).

99.1	Air Water Ventures Limited 2025 Equity Incentive Plan (filed herewith).

99.2	Air Water Ventures Limited 2025 Employee Stock Purchase Plan (filed herewith).

107	Filing Fee Table (filed herewith).

ITEM 9. UNDERTAKINGS

(a)	Rule 415 offering.

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hialeah, State of Florida, on October 26, 2026.

Air Water Ventures Limited

By:	/s/ Peter Carr
Peter Carr
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Peter Carr and David Tuerff as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Carr	Chief Executive Officer and Director	October 26, 2026
Peter Carr	(Principal Executive Officer)

/s/ David Tuerff	Chief Financial Officer	October 26, 2026
David Tuerff	(Principal Financial and Accounting Officer)

/s/ Matthew Hurn	Director	October 26, 2026
Matthew Hurn

/s/ Andrea Mollica	Director	October 26, 2026
Andrea Mollica

/s/ Peter McDonough	Director	October 26, 2026
Peter McDonough

/s/ Jennifer Chaplin Tolkin	Director	October 26, 2026
Jennifer Chaplin Tolkin

/s/ Kevin Shannon	Director	October 26, 2026
Kevin Shannon

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Houston, State of Texas, on October 26, 2026.

By:	/s/ David Tuerff
Name:	David Tuerff
Title:	Authorized Representative on behalf of the Registrant